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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     WHEREAS, Florsheim Group Inc. (the "Company") and Peter P. Corritori, Jr. executed and Employment Agreement (the "Agreement") dated March 23, 2000; and

     WHEREAS, the Company and Corritori desire to amend certain terms of the Agreement, and

     NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and Corritori hereby agree to the following amendments to the Agreement:

     1.   Section 4(d) shall be amended to read as follows:

          (d) Housing. The Company shall provide Corritori with a two- bedroom apartment in Chicago, Illinois for the shorter of (j) the first thirty-six months of this agreement or (ii) until Corritori relocates to the Chicago area. In the event that the Company is actively offered for sale or there has been a Change in Control prior to the expiration of the first three years of the Agreement, Corritori shall not be required to relocate to Chicago until such time the Company is no longer for sale, provided there has been no change in control.

     2. Section 4 (i) shall be amended by deleting subsections (iii) and substituting the following subsections (iii), (iv), and (v) to read as follow:

          (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, and as, a result of any of these transactions, Apollo ceases to be the largest shareholder of the reorganized, merged or consolidated company or ceases to own at least 20% of the remaining outstanding shares of the reorganized, merged or consolidated company; or

          (iv) Approval by the stockholders of the Company of a sale of all or substantially all of the assets of the Company; or



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          (v)   Approval by the stockholders of the Company of a liquidation or dissolution of the Company and, as a result of either of these transactions, Apollo ceases to be the largest shareholder of the Company, in each case, unless the transaction was approved by a majority of the directors then comprising the Incumbent Board.

     3. Section 4 shall hereby be amended by adding a new paragraph 4(k) to read as follows:

          (k) Taxes: The Company shall reimburse Corritori, in the form of a income tax "gross-up", for the effects of any deemed compensation relating the Company's payment of housing or commuting expenses for the first two years of the Agreement.

          The remaining terms of the Agreement shall remain in effect as stated in the Agreement.

     IN WITNESS WHEREOF, the Company and Corritori have executed the Amendment on this 5th day of April, 2001.


Peter P. Corritori, Jr.                       Florsheim Group Inc.


/s/ Peter P. Corritori, Jr.                   By: /s/ Thomas P. Polke
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                                              Its: Executive Vice President, CFO
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